Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President-Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH CORPORATION REPORTS STRONG RESULTS FOR THE SECOND QUARTER
AND FIRST SIX MONTHS OF FISCAL 2006

DES MOINES, IA, January 24, 2006 - Meredith Corporation (NYSE: MDP) today reported that second quarter earnings per share increased 12 percent to $0.58 from $0.52 in the prior-year. (All references to fiscal 2005 earnings per share in this release are before the cumulative benefit of a change in accounting principle related to option expensing). Income from operations grew 14 percent to $55.5 million and earnings before interest, taxes, depreciation and amortization (EBITDA) rose 17 percent to $67 million.

Revenues rose 31 percent to $386 million in the second quarter and advertising revenues increased 32 percent to $232.1 million. On a comparable basis (excluding Parents, Family Circle, Fitness, Child and Ser Padres magazines, which were acquired on July 1, 2005), Meredith's revenues grew 4 percent to $305.4 million and advertising revenues rose 5 percent to $185.2 million.

"We are extremely pleased to report another strong quarter," stated William T. Kerr, Meredith's Chairman and Chief Executive Officer. "We have produced double-digit earnings per share growth in 14 of the last 15 quarters."

For the first six months of fiscal 2006, earnings per share increased 12 percent to $1.10. Income from operations grew 15 percent to $106.7 million and EBITDA grew 18 percent to $129.6 million. Revenues increased 33 percent to $776.2 million and advertising revenues grew 30 percent to $465.4 million. On a comparable basis, the Company's revenues increased 5 percent to $612.3 million and advertising revenues rose 3 percent to $368.6 million.

Meredith's second quarter and first half results were positively impacted by significant magazine advertising gains; the acquisition of the new magazines, which were modestly accretive; and outstanding online advertising and profit growth. "Additionally, our book and integrated marketing businesses continued to perform well," said Kerr. "In Broadcasting, we improved late news audience share at most of our television stations and produced strong non-political advertising revenue growth, which partially offset the cyclical decline in political advertising."

OPERATING HIGHLIGHTS

Publishing

Publishing operating profit increased 50 percent to $37.2 million and revenues grew 47 percent to $301.5 million in the second quarter. On a comparable basis, publishing operating profit grew 19 percent, revenues rose 8 percent and operating profit margin increased more than 1 percentage point.

In the first six months of fiscal 2006, operating profit increased 36 percent to $84.9 million and revenues grew 48 percent to $619.9 million. On a comparable basis, publishing operating profit grew 16 percent, revenues rose 9 percent and operating profit margin increased 1 percentage point.

Advertising revenues grew 58 percent in the first six months of fiscal 2006 primarily due to the addition of the new magazines. On a comparable basis, publishing advertising revenues increased 9 percent. Better Homes and Gardens, Ladies' Home Journal, American Baby, More and Midwest Living delivered strong advertising gains.

Meredith Interactive Media grew revenues more than 80 percent and produced outstanding profit growth in the first six months. This business has grown rapidly in recent years. "We believe interactive media holds significant growth potential as marketing budgets and consumer acceptance continues to shift to interactive." Kerr commented.

The Company's diversified publishing operations produced strong results in the first six months. Meredith Books grew profit and revenues in the high teens. Integrated marketing increased profit in the mid-to-high twenties on mid single-digit revenue growth.

Broadcasting

Broadcasting operating profit declined to $26.3 million from $32.2 million and revenues decreased 6 percent to $84.5 million in the second quarter. For the first six months, operating profit declined to $39.1 million from $46.4 million and revenues decreased 4 percent to $156.3 million. These results reflect the cyclical decline in political advertising, partially offset by gains in non-political advertising of 9 percent in the second quarter and 8 percent in the first six months.

"We were particularly pleased to deliver strong non-political advertising gains at both the local and national level in the first six months of fiscal 2006," Kerr stated. "Local non-political advertising revenues increased 9 percent and national non-political advertising rose 6 percent."

The Company's Cornerstone, Internet sales and other market-specific promotions were important contributors to its strong non-political advertising performance in the second quarter and first six months. Combined revenues from these programs grew 10 percent to more than $10 million in the quarter and 6 percent to nearly $20 million in the first half of fiscal 2006.

The Company grew late news audience share in 6 of its 9 largest markets in the November 2005 rating book for the key adult 25-54 demographic group. Highlights from the November rating book include:

  The Company's CBS affiliate in Hartford had an outstanding book. It produced double-digit percent ratings and share gains for nearly every newscast. It grew sign-on to sign-off share to 19 from 17 and was number 1 in the market.
  The Company's CBS affiliate in Atlanta increased ratings for all four of its newscasts.
  Meredith's CBS affiliate in Phoenix grew late news share to 9 from 8 and increased overall sign-on to sign-off share to 10 from 9.

OTHER FINANCIAL INFORMATION

Net interest expense increased to $15.6 million in the first six months of fiscal 2006 from $9.9 million in the prior-year period, primarily reflecting a higher average debt balance. Total debt was $595 million at December 31, 2005 versus $300 million as of December 31, 2004 due to the acquisition of the new magazines. The weighted average interest rate was 5.2 percent on December 31, 2005 compared with 6.8 percent on December 31, 2004.

Capital expenditures were $15 million in the first six months of fiscal 2006. The Company repurchased 533,000 shares in the first six months and approximately 615,000 shares to date in fiscal 2006 as part of its ongoing share repurchase program.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

On a comparable basis, Meredith expects Publishing advertising revenues to increase in the low single-digits in the third quarter. Broadcast  pacings, which are a snapshot in time and change frequently, are currently up in the high single-digits for the third quarter.

As the Company stated at the beginning of fiscal 2006, it expected earnings per share to grow in the mid teens in the second half of fiscal 2006. Meredith continues to believe earnings per share will grow at this level. This would translate into earnings per share of approximately $0.80 for the third quarter and $2.86 for the full year, or a 14 percent increase from the $2.50 the Company earned in fiscal 2005.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on January 24, 2006 at 10:00 a.m. EST (9:00 a.m. CST) to discuss results for the first six months of fiscal 2006. A live webcast will be accessible to the public on the Company's website www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA should be construed not as alternative measures of, but as supplemental information regarding, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common alternative measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings and publishing advertising revenues, along with the Company's earnings per share outlook for the third quarter of fiscal 2006 and the full fiscal year.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; the integration of the newly acquired businesses; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines-including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness and More-and approximately 200 special interest publications. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 32 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the largest Hispanic publisher in the United States.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

Three Months				Six Months
			Percent			Percent
Period ended December 31,	2005	2004	Change	2005	2004	Change
(In thousands except per share data)
Revenues
Advertising	$232,141	$176,421	31.6%	$465,371	$357,175	30.3%
Circulation	87,697	55,861	57.0%	182,580	114,087	60.0%
All other	66,145	62,271	6.2%	128,297	112,154	14.4%
Total revenues	385,983	294,553	31.0%	776,248	583,416	33.1%
Operating costs and expenses
Production, distribution and editorial	164,393	123,403	33.2%	341,154	252,576	35.1%
Selling, general and administrative	154,548	113,703	35.9%	305,490	220,989	38.2%
Depreciation and amortization	11,533	8,746	31.9%	22,912	17,177	33.4%
Total operating costs and expenses	330,474	245,852	34.4%	669,556	490,742	36.4%
Income from operations	55,509	48,701	14.0%	106,692	92,674	15.1%
Interest income	190	223	(14.8)%	367	440	(16.6)%
Interest expense	(7,904)	(5,170)	52.9%	(15,924)	(10,342)	54.0%
Earnings before income taxes and cumulative
effect of change in accounting principle	47,795	43,754	9.2%	91,135	82,772	10.1%
Income taxes	18,642	16,932	10.1%	35,545	32,033	11.0%
Earnings before cumulative effect of
change in accounting principle	29,153	26,822	8.7%	55,590	50,739	9.6%
Cumulative effect of change in accounting
principle, net of tax	-	893	(100.0)%	-	893	(100.0)%
Net earnings	$29,153	$27,715	5.2%	$55,590	$51,632	7.7%

Basic earnings per share
Before cumulative effect of change in
accounting principle	$0.59	$0.54	9.3%	$1.13	$1.01	11.9%
Cumulative effect of change in
accounting principle	-	0.02	(100.0)%	-	0.02	(100.0)%
Net basic earnings per share	$0.59	$0.56	5.4%	$1.13	$1.03	9.7%
Basic average shares outstanding	49,243	49,912	(1.3)%	49,280	50,090	(1.6)%

Diluted earnings per share
Before cumulative effect of change in
accounting principle	$0.58	$0.52	11.5%	$1.10	$0.98	12.2%
Cumulative effect of change in
accounting principle	-	0.02	(100.0)%	-	0.02	(100.0)%
Net diluted earnings per share	$0.58	$0.54	7.4%	$1.10	$1.00	10.0%
Diluted average shares outstanding	50,663	51,469	(1.6)%	50,694	51,667	(1.9)%

Dividends paid per share	$0.140	$0.120	16.7%	$0.280	$0.240	16.7%

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

Three Months				Six Months
			Percent			Percent
Period ended December 31,	2005	2004	Change	2005	2004	Change
(In thousands)
Revenues
Publishing	$301,469	$204,663	47.3%	$619,943	$420,241	47.5%
Broadcasting
Non-political advertising	83,248	76,119	9.4%	153,407	141,583	8.4%
Political advertising	85	12,201	(99.3)%	164	18,579	(99.1)%
Other revenues	1,181	1,570	(24.8)%	2,734	3,013	(9.3)%
Total broadcasting	84,514	89,890	(6.0)%	156,305	163,175	(4.2)%
Total revenues	$385,983	$294,553	31.0%	$776,248	$583,416	33.1%

Operating profit
Publishing	$37,178	$24,817	49.8%	$84,923	$62,640	35.6%
Broadcasting	26,317	32,186	(18.2)%	39,068	46,439	(15.9)%
Unallocated corporate	(7,986)	(8,302)	(3.8)%	(17,299)	(16,405)	5.4%
Income from operations	$55,509	$48,701	14.0%	$106,692	$92,674	15.1%

Depreciation and amortization
Publishing	$4,775	$2,416	97.6%	$9,483	$4,761	99.2%
Broadcasting	6,114	5,822	5.0%	12,161	11,315	7.5%
Unallocated corporate	644	508	26.8%	1,268	1,101	15.2%
Total depreciation and amortization	$11,533	$8,746	31.9%	$22,912	$17,177	33.4%

EBITDA
Publishing	$41,953	$27,233	54.1%	$94,406	$67,401	40.1%
Broadcasting	32,431	38,008	(14.7)%	51,229	57,754	(11.3)%
Unallocated corporate	(7,342)	(7,794)	(5.8)%	(16,031)	(15,304)	4.8%
Total EBITDA	$67,042	$57,447	16.7%	$129,604	$109,851	18.0%

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	(Unaudited)
	December 31,	June 30,
(In thousands)	2005	2005
Assets
Current assets
Cash and cash equivalents	$ 15,093	$ 29,788
Accounts receivable, net	249,590	176,669
Inventories	56,106	41,562
Current portion of subscription acquisition costs	83,762	27,777
Current portion of broadcast rights	19,194	13,539
Other current assets	23,487	15,160
Total current assets	447,232	304,495
Property, plant and equipment, net	415,500	398,882
Less accumulated depreciation	(218,956)	(205,926)
Net property, plant and equipment	196,544	192,956
Subscription acquisition costs	73,472	24,722
Broadcast rights	9,624	7,096
Other assets	70,234	58,589
Intangibles, net	813,090	707,068
Goodwill	430,476	196,382
Total assets	$ 2,040,672	$ 1,491,308

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$ 75,000	$ 125,000
Current portion of broadcast rights payable	23,410	18,676
Accounts payable	46,769	48,462
Accrued expenses and other liabilities	131,469	119,526
Current portion of unearned subscription revenues	205,051	127,416
Total current liabilities	481,699	439,080
Long-term debt	520,000	125,000
Long-term broadcast rights payable	18,679	17,208
Unearned subscription revenues	176,723	112,358
Deferred income taxes	108,004	93,929
Other noncurrent liabilities	44,298	51,906
Total liabilities	1,349,403	839,481
Shareholders' equity
Common stock	39,687	39,700
Class B stock	9,570	9,596
Additional paid-in capital	61,996	55,346
Retained earnings	585,480	550,115
Accumulated other comprehensive loss	(1,025)	(1,025)
Unearned compensation	(4,439)	(1,905)
Total shareholders' equity	691,269	651,827
Total liabilities and shareholders' equity	$ 2,040,672	$ 1,491,308

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows - Unaudited

Six Months ended December 31,	2005	2004
(In thousands)
Net cash provided by operating activities	$40,043	$54,898

Cash flows from investing activities
Acquisitions of businesses	(359,459)	(35,262)
Additions to property, plant and equipment	(15,005)	(9,806)
Proceeds from disposals of property, plant and equipment	-	2,050
Other	-	(250)
Net cash used in investing activities	(374,464)	(43,268)

Cash flows from financing activities
Proceeds from issuance of long-term debt	455,000	-
Repayments of long-term debt	(110,000)	-
Excess tax benefits from share-based payments	6,269	1,821
Proceeds from common stock issued	9,438	14,861
Purchases of Company stock	(26,467)	(49,132)
Dividends paid	(13,811)	(12,000)
Other financing activities	(703)	(247)
Net cash provided by (used in) financing activities	319,726	(44,697)

Net decrease in cash and cash equivalents	(14,695)	(33,067)
Cash and cash equivalents at beginning of period	29,788	58,723
Cash and cash equivalents at end of period	$15,093	$25,656

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures								Table 1

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings before interest, taxes, depreciation and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months ended December 31, 2005				Six months ended December 31, 2005
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 301,469	$ 84,514	$ -	$ 85,983	$ 19,943	$ 56,305	$ -	$ 776,248

Operating profit	$ 37,178	$ 26,317	$ (7,986)	$ 55,509	$ 84,923	$ 39,068	$ (17,299)	$ 106,692
Depreciation and amortization	4,775	6,114	644	11,533	9,483	12,161	1,268	22,912
EBITDA	$ 41,953	$ 32,431	$ (7,342)	67,042	$ 94,406	$ 51,229	$ (16,031)	129,604
Less:
Depreciation and amortization				(11,533)				(22,912)
Net interest expense				(7,714)				(15,557)
Income taxes				(18,642)				(35,545)
Net earnings				$ 29,153				$ 55,590

Segment EBITDA margin	13.9%	38.4%			15.2%	32.8%

	Three months ended December 31, 2004				Six months ended December 31, 2004
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 204,663	$ 89,890	$ -	$ 94,553	$ 20,241	$ 163,175	$ -	$ 583,416

Operating profit	$ 24,817	$ 32,186	$ (8,302)	$ 48,701	$ 62,640	$ 46,439	$ (16,405)	$ 92,674
Depreciation and amortization	2,416	5,822	508	8,746	4,761	11,315	1,101	17,177
EBITDA	$ 27,233	$ 38,008	$ (7,794)	57,447	$ 67,401	$ 57,754	$ (15,304)	109,851
Less:
Depreciation and amortization				(8,746)				(17,177)
Net interest expense				(4,947)				(9,902)
Income taxes				(16,932)				(32,033)
Net earnings				$ 26,822				$ 50,739

Segment EBITDA margin	13.3%	42.3%			16.0%	35.4%